United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


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                                    Form 8-K

                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



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                        Date of Report: October 24, 1997

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                           BOEING CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)



                           Delaware 95-2564584 0-10795
     (State or other jurisdiction of (I.R.S. Employer (Commission File No.)
               Incorporation or Organization) Identification No.)


     4060 Lakewood Boulevard, 6th Floor o Long Beach, California 90808-1700
                    (Address of principal executive offices)

                                 (562) 627-3299
              (Registrant's telephone number, including area code)

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Item 5. Other Events

         The Company is a party to litigation pending in the United States District Court, Southern District of Florida, entitled McDonnell Douglas Finance Corporation adv. Aviaco International Leasing, Inc., Aviaco Traders International, Inc. and Craig L. Dobbin with Related Counter-Claims. The foregoing litigation arose out of an action brought by the Company in July 1991 seeking remedies on account of defaults by the other parties to the litigation under loan and related documents involving a $17.9 million loan made by the Company. In January 1994, in response to the Company's foreclosure of two aircraft and a related aircraft lease agreement which had been collateral for the loan, Aviaco Traders International, Inc., Aviaco International Leasing, Inc. and Craig L. Dobbin (collectively referred to as "Aviaco")filed a counter-claim against the Company, asserting nine claims for alleged damages based on various tort and contractual theories relating to the Company's foreclosure.

         The case proceeded to jury trial on three of the nine claims which survived the Company's Motion for Summary Judgment. The case was submitted to the jury on October 16, 1997. On October 17, 1997, the jury returned a verdict in favor of Aviaco awarding aggregate damages of approximately $12.2 million, including damages of approximately $10.0 million for the failure to exercise reasonable care with regard to the related lease agreement. The jury also awarded pre-judgment interest, which under applicable law is 7% per annum, to be determined by the Judge.

         The Company believes the $10.0 million award is not supported by the record evidence or by applicable law. The Company intends to take appropriate action to contest that award through post-trial motions and, if necessary, an appeal. Given the inherent uncertainties of litigation, however, no assurance can be given that the Company will be successful in reducing the jury's verdict. In the event the Company is ultimately unsuccessful in eliminating the $10.0 million award, this litigation would have a material adverse impact on the Company's earnings.




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                                   Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                           Boeing Capital Corporation


October 24, 1997          /s/ Steven W. Vogeding
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                          Steven W. Vogeding
                          Vice President and Chief Financial
                          Officer (Principal Financial Officer) and
                          Registrant's Authorized Officer